UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2020

American Outdoor Brands Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

(Address of principal executive offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $.001 per Share	AOBC	Nasdaq Global Market Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2020, we entered into a certain Separation Agreement and Release (the “Separation Agreement”) with P. James Debney in connection with Mr. Debney’s separation from our company as President and Chief Executive Officer and as a director of our company, which we previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2020.

Pursuant to the Separation Agreement, we will pay Mr. Debney severance pay and other benefits as follows: (i) the amount of $83,333 per month for a period of 12 months after the Termination Date (as defined in the Severance Agreement); (ii) reimbursement for Mr. Debney’s cost to maintain coverage under our group medical plans, pursuant to COBRA, for a period of 12 months after the Termination Date; (iii) premiums required to maintain Mr. Debney’s company-provided life insurance as of the Termination Date in the amount of $5.0 million for a period of 12 months after the Termination Date, or, in the alternative, if such life insurance cannot be maintained to reimburse Mr. Debney for the amount of premiums that would otherwise be payable to the insurer so that Mr. Debney can either convert the coverage to an individual policy or buy other insurance; (iv) a lump sum payment of $5,000 to reimburse Mr. Debney for the costs of moving expenses to move his personal property out of our offices; (v) extension of the exercise date for Mr. Debney’s exercise of his options to purchase 160,667 shares of our common stock at the price of $8.89 per share under our 2013 Incentive Stock Plan to the earlier of July 31, 2020 or the day prior to the effective date of our planned separation of our outdoor products and accessories business from our firearm business; and (vi) vest Mr. Debney as of the Termination Date in 44,731 of his currently unvested RSUs subject to the delivery procedures applicable to Mr. Debney’s currently vested RSUs, except there will be no one-year hold requirement, provided that all other unvested RSUs shall be terminated and of no effect. In addition, the Separation Agreement includes mutual releases between our company and Mr. Debney, as well as non-disparagement and confidentiality requirements binding upon Mr. Debney.

The separation, which occurred during our third fiscal quarter ended January 31, 2020, resulted in a reduction in general and administrative expenses for that quarter by approximately $3.8 million. The Separation Agreement, which was executed following the end of our third quarter, will result in an increase in general and administrative expenses of approximately $1.6 million, most of which will be recognized during our fourth fiscal quarter ending April 30, 2020. Therefore, the impact in fiscal 2020 as a result of the separation and the Separation Agreement is expected to be a net reduction in general and administrative expenses of approximately $2.2 million.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.117 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.117	Separation Agreement and Release, dated February 26, 2020, by and between American Outdoor Brands Corporation and P. James Debney.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN OUTDOOR BRANDS CORPORATION

Date: February 28, 2020	By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer